EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Bayshore Industrial, Inc.
Courtenay Polymers Pty Ltd.
Fabri-Moulds Ltd.
ICO Europe BV
ICO Global Services, Inc.
ICO Holdings Australia Pty Ltd.
ICO Holdings New Zealand Ltd.
ICO Holland BV
ICO Italia Srl
ICO Minerals, Inc.
ICO Offshore
ICO P&O, Inc.
ICO Petrochemical Cayman Islands
ICO Polymers do Brasil Ltda.
ICO Polymers France SAS
ICO Polymers Hellas Ltd.
ICO Polymers North America, Inc.
ICO Polymers UK Ltd.
ICO Polymers, Inc.
ICO Scandinavia AB
ICO Technology, Inc.
ICO UK Ltd.
ICO Worldwide, LP
ICO Worldwide (UK), Ltd.
ICO Worldwide Tubular Services PTE Ltd.
Innovation Company, S.A. de C.V.
J.R. Courtenay (N.Z.) Ltd.
J.R. Courtenay Sdn Bhd
Rotec Chemicals, Ltd.
Lomic SCI
Soreco SAS
Swavasey Colours Ltd.
Tecron Industries Ltd.
Verplast Srl
Wedco Minerais Ltda.
Wedco Petrochemical, Inc.
Wedco Technology U.K. Ltd.
Wedco Technology, Inc.
Worldwide GP, LLC
Worldwide LP, LLC